Exhibit 99.3

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to (i) my being named in the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of CVB Financial Corp. (“CVB”), and all amendments thereto (“Registration Statement”), as a person who is expected to become a director of CVB, effective upon the consummation of the merger of Community Bank with and into Citizens Bank, a wholly-owned subsidiary of CVB, and (ii) the filing of this consent as an exhibit to the Registration Statement.

April 17, 2018	Marshall V. Laitsch